Exhibit 99.1

FDA GRANTS CHELSEA THERAPEUTICS ORPHAN DRUG

DESIGNATION FOR DROXIDOPA

Multi-Center Pivotal Phase III Trial Planned for Second Half 2007

CHARLOTTE, N.C., Jan. 22, 2007 - Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced today that the U.S. Food and Drug Administration (FDA) has granted Orphan Drug designation to its drug candidate Droxidopa for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with Primary Autonomic Failure, a group of diseases that includes Parkinson’s Disease, Pure Autonomic Failure (PAF) and Multiple Systems Atrophy (MSA).

The Orphan Drug Act provides for economic incentives to encourage the development of drugs for diseases affecting fewer than 200,000 people in the United States. Orphan Drug designation will entitle Chelsea to seven years of market exclusivity for Droxidopa in the treatment of symptomatic NOH. Additional benefits include tax credits related to clinical trial expenses, a possible exemption from the FDA-user fee, and assistance in clinical trial protocol design.

“Because of the U.S. Orphan Drug Act, there are incentives for companies like Chelsea to bring desperately needed drug therapies like Droxidopa to underserved patients who suffer from neurogenic orthostatic hypotension,” said Dr. Horacio Kaufmann, the Alex and Shirley Aidekman Professor of Neurology, Mount Sinai School of Medicine and Director, Autonomic Disorders Research and Treatment Program. “Given its clearly delineated mechanism of action, extensive body of efficacy data and favorable safety reputation in the Japanese market, Droxidopa will help improve the health and quality of life for many patients with neurogenic orthostatic hypotension.”

Chelsea plans to initiate a double-blind pivotal Phase III trial comparing Droxidopa to placebo at multiple sites in the U.S. and Europe during the second half of 2007. The trial is intended to assess the safety and efficacy of Droxidopa in patients suffering from symptomatic NOH associated with Parkinson’s Disease, Pure Autonomic Failure and Multiple Systems Atrophy with the primary efficacy endpoint being defined as improvement in orthostatic blood pressure over time.

“Receiving this designation is an important step in both our clinical development and planned commercialization of Droxidopa, providing Chelsea with considerable strategic advantages by providing market exclusivity, reducing clinical development costs and facilitating future regulatory filings,” said Dr. Simon Pedder, President and Chief Executive Officer of Chelsea. “With 7-years of exclusivity in place in the U.S. and 10-years in the EU, either under Orphan designation or as a new chemical entity, we have secured the necessary exclusivity to move aggressively ahead in our planned development of Droxidopa. We are pleased to have reached this critical milestone and look forward to working with the FDA to finalize our trial design and initiate our pivotal Phase III study later this year.”

As part of its Orphan Drug strategy for Droxidopa, Chelsea also filed an application for Orphan designation for the treatment of symptomatic NOH in patients with Primary Autonomic Failure with the EMEA. Based on the timing of this filing, Chelsea expects to receive a determination regarding EU Orphan status late in the first quarter 2007.

About Droxidopa and Symptomatic Neurogenic Orthostatic Hypotension

Symptomatic NOH is a neurogenic disorder resulting from a deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart. This deficiency results in decreased blood pressure when a person assumes a standing position and is characterized by lightheadedness, dizziness, blurred vision and syncope. Droxidopa, an orally active synthetic precursor of norepinephrine, increases the supply of norepinephrine available for delivery to its receptors to improve orthostatic blood pressure and alleviate symptoms of orthostatic hypotension.

Chelsea estimates that nearly 300,000 patients suffer from chronic symptomatic neurogenic orthostatic hypotension (NOH) in the U.S. and EU combined. In the U.S. alone, there is a defined population of approximately 72,000 patients that experience chronic, symptomatic NOH associated with Primary Autonomic Failure, a group of diseases that includes Parkinson’s Disease, Pure Autonomic Failure and Multiple Systems Atrophy.

In addition to creating significant health care costs, symptomatic NOH has a dramatic impact on the quality of life for those patients suffering from Primary Autonomic Failure. Midodrine, currently the only FDA approved treatment for orthostatic hypotension, not only fails to treat the underlying cause of symptomatic NOH but is limited in its use by a pronounced side-effect profile and black box warning for supine hypertension. Given the chronic nature of symptomatic NOH and the proven safety and tolerability of Droxidopa, Chelsea expects that daily oral treatment with Droxidopa should provide a significant improvement in the long-term treatment of symptomatic NOH.

Droxidopa, developed by and licensed from Dainippon Sumitomo Pharma Co., Ltd. (DSP), initially received Japanese approval in 1989 for the treatment of frozen gait and dizziness on standing associated with Parkinson’s Disease and for the treatment of orthostatic hypotension, syncope or dizziness on standing associated with Shy-Drager syndrome and Familial Amyloidotic Polyneuropathy. In 2000, Droxidopa received expanded marketing approval to include prevention of vertigo, dizziness and weakness associated with orthostatic hypotension in hemodialysis patients. Droxidopa has historically generated annual revenues of approximately $50 million in Japan.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by a strategic partnership with Active Biotech AB for the joint development of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea is pursing an Orphan Drug strategy for the development of Droxidopa, an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy, historically generating annual revenues of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, our history of losses and need to raise more money, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

***

Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856